EXHIBIT 5

              [LINCOLN EDUCATIONAL SERVICES CORPORATION LETTERHEAD]



                                 March 27, 2006


Lincoln Educational Services Corporation
200 Executive Drive, Suite 340
West Orange, New Jersey 07052

         RE:     Lincoln Educational Services Corporation Form S-8
                 -------------------------------------------------

Ladies and Gentlemen:

As General Counsel of Lincoln Educational Services Corporation, a New Jersey corporation ("Lincoln"), I have been requested to render this opinion for filing as Exhibit 5 to Lincoln's Registration Statement on Form S-8 (the "Registration Statement"). The Registration Statement covers up to 1,100,000 shares of Lincoln's common stock, no par value per share (the "Shares") to be issued and sold under the 2005 Long-Term Incentive Plan and the 2005 Non-Employee Directors Restricted Stock Plan (collectively, the "Plans").

I have examined the originals or photocopies or certified copies of such records of Lincoln and other documents as I have deemed necessary or appropriate for the purpose of this opinion. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on the foregoing, I am of the opinion that the Shares, when issued and delivered by Lincoln pursuant to the Plans, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.


                                            Very truly yours,



                                            Alexandra M. Luster
                                            General Counsel